Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-4434, 333-67357, 333-107568 and 333-121756) and on Form S-3 (No. 333-165170) of Rocky Brands, Inc. and subsidiaries of our reports dated February 28, 2012, relating to the consolidated financial statements and schedule as of December 31, 2011 and 2010, and for the years ended December 31, 2011, 2010 and 2009, and the effectiveness of internal control over financial reporting as of December 31, 2011, which appear in this Annual Report on Form 10-K.

/s/ Schneider Downs & Co., Inc.

Columbus, Ohio

February 28, 2012